EXHIBIT 11

                 NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)

                                                   Three Months Ended
                                                     September 30,
                                              --------------------------
                                                  2005          2004
                                              -------------  -----------
                 Net loss                     $   (687,149)    (206,626)
                                              =============  ===========

                 Weighted average number of
                   common shares outstanding   115,531,859   90,059,033

                 Common equivalent shares
                   representing shares
                   issuable upon exercise of
                   outstanding options and
                   warrants                              -            -
                                              -------------  -----------

                                               115,531,859   90,059,033
                                              =============  ===========

                 Net loss per share,
                   basic and diluted          $          *            *
                                              =============  ===========

* Less than ($0.01) per share.


Stock options and warrants are not considered in the calculations for those periods with net losses as the impact of the potential common shares (45,461,877 shares at September 30, 2005 and 77,381,877 shares at September 30, 2004) would be to decrease net loss per share.